Exhibit 99.1

Daré Bioscience Announces $7.0 Million

Registered Direct Offering Priced At-The-Market under Nasdaq Rules

SAN DIEGO August 30, 2023 (GLOBE NEWSWIRE) — Daré Bioscience, Inc. (NASDAQ: DARE), a leader in women’s health innovation, today announced that it has entered into a definitive agreement with an institutional investor and an investor affiliated with the licensor of one of the company’s early stage product candidates for the purchase and sale of 10,000,000 shares of the company’s common stock and warrants to purchase up to 10,000,000 shares of the company’s common stock in a registered direct offering priced at-the-market under Nasdaq rules. Each warrant is exercisable for one share of the company’s common stock. The offering price was $0.70 per share of common stock and accompanying warrant. The warrants will be exercisable beginning six months after issuance, have a term of five and one-half years from the date of issuance and have an exercise price of $0.77 per share. The closing of the offering is expected to occur on or about September 1, 2023, subject to the satisfaction of customary closing conditions.

The aggregate gross proceeds to Daré from the offering at the closing are expected to be $7.0 million before deducting estimated offering expenses payable by Daré. Daré intends to use the proceeds from the offering for general corporate purposes, which may include clinical trials, research and development activities, general and administrative costs, and to meet working capital needs.

The securities described above are being offered and sold by Daré pursuant to a “shelf” registration statement on Form S-3 (File No. 333-254862), including a base prospectus, previously filed with the Securities and Exchange Commission, or the SEC, on March 30, 2021, and declared effective by the SEC on April 7, 2021. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and an accompanying base prospectus relating to the securities will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying base prospectus may be obtained, when available, by visiting the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Daré Bioscience

Daré Bioscience is a biopharmaceutical company committed to advancing innovative products for women’s health. The company’s mission is to identify, develop and bring to market a diverse portfolio of differentiated therapies that prioritize women’s health and well-being, expand treatment options, and improve outcomes, primarily in the areas of contraception, vaginal health, reproductive health, menopause, sexual health and fertility.

Daré’s first FDA-approved product, XACIATO™ (clindamycin phosphate) vaginal gel, 2% is a lincosamide antibacterial indicated for the treatment of bacterial vaginosis in female patients 12 years of age and older, which is under a global license agreement with Organon. Daré’s portfolio also includes potential first-in-category candidates in clinical development: Ovaprene®, a novel, hormone-free monthly intravaginal contraceptive whose U.S. commercial rights are under a license agreement with Bayer; Sildenafil Cream, 3.6%, a novel cream formulation of sildenafil to treat female sexual arousal disorder (FSAD) and/or female sexual interest/arousal disorder (FSIAD) utilizing the active ingredient in Viagra®; and DARE-HRT1, a combination bio-identical estradiol and progesterone intravaginal ring for menopausal hormone therapy. To learn more about XACIATO, Daré’s full portfolio of women’s health product candidates, and Daré’s mission to deliver differentiated therapies for women, please visit www.darebioscience.com.

Daré may announce material information about its finances, product and product candidates, clinical trials and other matters using the Investors section of its website (http://ir.darebioscience.com), SEC filings, press releases, public conference calls and webcasts. Daré will use these channels to distribute material information about the company, and may also use social media to communicate important information about the company, its finances, product and product candidates, clinical trials and other matters. The information Daré posts on its investor relations website or through social media channels may be deemed to be material information. Daré encourages investors, the media, and others interested in the company to review the information Daré posts in the Investors section of its website and to follow these Twitter accounts: @SabrinaDareCEO and @DareBioscience. Any updates to the list of social media channels the company may use to communicate information will be posted in the Investors section of Daré’s website.

Forward-Looking Statements

Daré cautions you that all statements, other than statements of historical facts, contained in this press release, are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” “project,” “target,” “objective,” or the negative version of these words and similar expressions. In this press release, forward-looking statements include, but are not limited to, statements relating to relating to the offering, the completion of the offering and the expected use of proceeds from the offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Daré’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements in this press release, including, without limitation, risk and uncertainties related to: the closing of the offering, Daré’s ability to raise additional capital when and as needed to advance its product candidates, execute its business strategy and continue as a going concern; and Daré’s ability to develop, obtain FDA or foreign regulatory approval for, and commercialize its product candidates and to do so on communicated timelines. Daré’s forward-looking statements are based upon its current expectations and involve assumptions that may never materialize or may prove to be incorrect. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of Daré’s risks and uncertainties, you are encouraged to review its documents filed with the SEC including Daré’s recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Daré undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts:

Investors on behalf of Daré Bioscience, Inc.:

Lee Roth / Julia Weilman

Burns McClellan

lroth@burnsmc.com / jweilman@burnsmc.com

646.930.4406 / 646.732.4443

OR

Media on behalf of Daré Bioscience, Inc.:

Jake Robison

Evoke Canale

jake.robison@evokegroup.com

619.849.5383

Source: Daré Bioscience, Inc.

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